Exhibit 10.8

CONSENT AGREEMENT

This Consent Agreement (this “Agreement”) is made as of January 30, 2013, by and between the undersigned optionholder (“Optionee”) and Online Resources Corporation, a Delaware corporation (the “Company”).

A. Optionee holds one or more options to purchase shares of the Company’s common stock (the “Options”);

B. The Company, ACI Worldwide, Inc., a Delaware corporation (“Parent”), and Ocelot Acquisition Corp., a Delaware corporation (“Purchaser”), intend to enter into a Transaction Agreement (the “Transaction Agreement”), pursuant to which Purchaser will merge with and into the Company (the “Closing”, and the date on which the Closing occurs, the “Closing Date”); and

C. Optionee’s execution and delivery of this Agreement is a material inducement to the Company, Parent and Purchaser to enter into the Transaction Agreement and effectuate the transactions contemplated thereby.

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby agree as follows:

1. Termination of the Options. Optionee irrevocably agrees that effective as of the Closing, Optionee hereby cancels, forfeits and surrenders all right, title or interest in or to the Options or any equity of the Company purportedly purchasable upon exercise of the Options (but excluding any Common Stock previously purchased upon exercise of all or part of the Options), and the Options will thereupon be cancelled and terminated and treated as described in this Section 1. Effective as of the Closing, (i) each Option then held by Optionee (whether or not vested) that has a per share exercise price less than the amount to be paid per share of Common Stock to holders thereof (“Per Share Amount”) as a result of the Closing (“In the Money Options”) will be cancelled in exchange for a cash payment to be made on or as soon as practicable after the Closing Date in an amount equal to the product of (A) the excess of the Per Share Amount over such per share exercise price times (B) the number of shares of Common Stock subject to such In the Money Options (whether or not vested) immediately prior to such cancellation, and (ii) each Option then held by Optionee that has a per share exercise price that equals or exceeds the Per Share Amount will be cancelled in exchange for no consideration. Amounts payable under this Section 1 will be subject to the deductions and withholdings for taxes set forth in the Transaction Agreement.

2. Representations and Warranties of Optionee. Optionee hereby represents and warrants that (i) Optionee has good and unencumbered title to the Options, free and clear of all restrictions or limitations of any kind whatsoever, (ii) Optionee has not transferred or otherwise disposed of (including by gift), or consented to any transfer of, any of the Options or any interest therein, or entered into any arrangement with respect to the transfer of the Options to any person or entity other than the Company, and (iii) Optionee has carefully reviewed this Agreement and fully understands the terms and conditions hereof and intends for the terms hereof to be binding on and enforceable against Optionee and has entered into this Agreement voluntarily. All representations and warranties of Optionee contained herein will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3. Release and Indemnity. Optionee hereby releases and forever discharges the Company, Parent, Purchaser, and each of their respective former, current and future stockholders, subsidiaries, affiliates, employees, directors, officers, agents, heirs, administrators, and each of their predecessors, successors and assigns (the “Released Parties”), of and from any and all claims arising from or in connection with the Options, including any claim or right of Optionee to purchase stock of the Company upon exercise of the Options or otherwise; provided, however, that the foregoing release does not apply to the right of Optionee to receive payment in respect of In the Money Options as set forth in Section 1 hereof. In addition, Optionee will defend and hold the Released Parties harmless from and against and in respect of any and all claims, including interest, penalties and reasonable attorney’s fees, that such indemnified persons may incur or suffer and that relate to any failure by Optionee to perform or honor any of Optionee’s covenants or agreements set forth in this Agreement.

4. Effectiveness. This Agreement is effective immediately upon its execution by the parties, but will terminate automatically if the Transaction Agreement is terminated without the occurrence of the Closing.

5. Miscellaneous. This Agreement is to be governed by, and construed an enforced in accordance with, the laws of the State of Delaware, without giving effect to conflict of law principles that would result in the application of the law of any other State. Parent and Purchaser are intended, express third-party beneficiaries of this Agreement and will be entitled to enforce the rights of the Company, as well as the obligations of Optionee, in each case as if a party hereto. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the Company, Parent and Purchaser will be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Consent Agreement as of the date first above written.

ONLINE RESOURCES CORPORATION

By:	/s/ Joseph L. Cowan

Name: Joseph L. Cowan
Title: Chief Executive Officer

OPTIONEE

/s/ Eric M. Labiak
Name: Eric M. Labiak